                       REAL ESTATE PURCHASE AND SALE AGREEMENT

    This agreement (the "Agreement") is dated October 20, 1997 and entered into by and between CFJ PROPERTIES, a Utah General Partnership ("Seller") and EAGLE HARDWARE & GARDEN, INC., a Washington corporation, or assigns ("Buyer") for purchase and sale of a portion of the Flying J Travel Plaza real property situate in the City of Boise, Ada County , Idaho, consisting of approximately
13.24 acres of improved real property located on the north side of Overland Road between St. Vincent Way to the west and S. Cole Road to the east and bounded by I-84 on the north, together with any improvements thereon (exclusive of the improvements to be removed by Seller pursuant to Section 5.1 below) and all rights appurtenant thereto (the "Property"). The Property is shown on the proposed site plan dated October 6, 1997, and numbered X-443-C (the "Site Plan") and attached hereto as Exhibit A. The Site Plan identifies an Outpad A which is not a part of the Property. The legal description of Seller's entire tract is set forth in Exhibit B attached hereto. Following completion of the ALTA/ACSM survey and parcel map described in Section 3.2 below, the legal description and parcel map of the Property shall be attached to this Agreement as Exhibit C and made a part hereof.

    Seller agrees to sell, and Buyer agrees to buy, the Property upon and subject to the terms and conditions set forth below:

    1.   PURCHASE PRICE; PAYMENT.   The total purchase price for the Property
shall be Three Million Four Hundred Twenty-five Thousand Dollars ($3,425,000). The purchase price, including the Deposit and interest accrued thereon, shall be paid in cash upon closing.

    2.   EARNEST MONEY DEPOSIT.   Within ten (10) business days after the
Effective Date, Buyer will deposit earnest money of fifty thousand dollars ($50,000) (the "Deposit") with the First American Title Insurance Company agent in Salt Lake City, Utah (the "Closing Agent"). Within ninety (90) business days after the Effective Date, Buyer will deposit additional earnest money of fifty thousand dollars ($50,000) (the "Additional Deposit") with the Closing Agent. The Closing Agent shall place the Deposits in an interest-bearing account, with interest to accrue to Buyer's benefit. If this transaction does not close for any reason other than default by Buyer under this Agreement, the Deposits, and all interest accrued thereon, shall be returned to Buyer. In the event of Buyer's default under this Agreement, Seller shall have as its sole remedy the right to terminate this Agreement and retain the Deposits, together with accrued interest thereon, as liquidated damages, except that if Buyer notifies Seller that all of its conditions precedent except Section 4.8 have been satisfied as described in Section 5.1 Seller shall be entitled to specific performance as a remedy if Seller presents Buyer with an environmentally clean site and Buyer refuses to close.

    3.   TITLE INSURANCE AND SURVEY.

         3.1  PRELIMINARY TITLE INSURANCE COMMITMENT.   Within fifteen (15)
days after the Effective Date, Seller shall provide Buyer with a current preliminary commitment for owner's title insurance with extended coverage (ALTA Form 1970-B, as revised in 1984 or if unavailable, Form B-1987) issued by the Closing Agent, with copies of all documents listed as exceptions set forth therein. See Section 5.3 regarding added cost of extended coverage title insurance.

         3.2  ALTA/ACSM SURVEY.   As soon as possible after the Effective Date,
Buyer shall contract for a new ALTA/ACSM survey with land area certification of the Property, at Buyer's cost. The plan and legal descriptions establishing Outpad A shall be incorporated into the new ALTA/ACSM survey. The additional costs of including Outpad A in the survey, legal descriptions, and any costs or expenses of any kind relating to the procurement of the required replatting or lot line adjustments to create Outpad A from whatever governmental agencies have jurisdiction shall be at Seller's sole obligation and cost.

         3.3  TITLE AND SURVEY APPROVAL PERIODS.   Buyer shall have fifteen
(15) days from the later receipt of either the preliminary commitment or the completed survey (and any amendments, supplements and revisions to either in which new or revised exceptions or items first appear) to notify Seller of its disapproval of any exceptions shown in the preliminary commitment or any items on the survey. If, within twenty (20) days after the receipt of such notice Seller has not removed or given reasonable written assurances to Buyer that such disapproved exceptions or items will be removed on or before closing, Buyer may, at its option, at any time prior to such removal or receipt of such reasonable written assurances, terminate this Agreement by giving notice of such termination to Seller. If, within the same twenty (20) days, Seller notifies Buyer in writing that it will not remove an exception(s), Seller may terminate this Agreement unless Buyer waives its disapproval within seven (7) days after receipt of such notice from Seller. On such termination Closing Agent shall refund the Deposit and all interest accrued thereon to Buyer and all rights and obligations of Seller and Buyer under this Agreement shall terminate and be of no further force or effect.

    4.   CONTINGENCIES.   Buyer's obligation to purchase the Property is
subject to Buyer's satisfaction or waiver, in writing, of the following conditions precedent, in Buyer's sole and absolute discretion, on or before the dates described below:

         4.1  FEASIBILITY.   Buyer's sole determination that its proposed site
plan, building plan, parking plan and access plan for the Property are acceptable; that utilities are available of adequate capacity to serve the Property; and that the Property is otherwise feasible for Buyer's intended use.

         4.2  STUDIES.   Buyer's approval of all soils, engineering, seismic,
environmental, topography, hazardous waste, geotechnical, wetlands, drainage and other studies that may be deemed necessary by Buyer or required by any governmental agency in connection with the Property and Buyer's planned development and use of the Property.

         Buyer and the Buyer's employees, agents, representatives, engineers, surveyors and any other consultants or services that Buyer deems necessary shall have the right, from time to time during the Feasibility Period, to enter upon the Property for the purposes of inspection, soil studies, survey, preparation of plans, taking of measurements and obtaining such other information and data as may be necessary or desirable to determine the condition of the Property and its acceptability for the Buyer's intended purpose. The Buyer shall not allow any liens to be attached to the Property in connection with the Buyer's investigations pursuant to this Section 4.2 and shall indemnify, defend and hold Owners harmless from and against all claims which arise from the Buyer's actions and omissions taken pursuant to this Section; provided, however, this sentence is not intended to apply to the mere discovery of underground storage tanks or any hazardous materials or toxic waste on or under the Property or any consequences or action taken as a result of such discovery.

         4.3  APPROVALS AND PERMITS.   Issuance of any and all required or
applicable governmental approvals including but not limited to PUD (if required) and plat of the Property by the City or County, an environmental impact report
(EIR)(if required), replat or lot line adjustment of the Property, subdivision approvals (by Seller, see Section 3.2), rezoning approvals, annexations (if applicable), Idaho Department of Transportation highway access and traffic signal approvals, City and/or County building permits, use permits, sign permits, design review approvals, site plan approvals, parking variances, street vacancies, environmental certifications, and approvals of any kind from any and all governmental agencies having jurisdiction over the Property, necessary for Buyer to develop, construct its store building, site improvements, drive through building materials yard, garden yard and greenhouse and any other improvements that Buyer deems necessary in its sole determination to conduct and operate its selected business operations on the Property. The timing, conditions and cost of any or all of the permits and approvals (including any mitigation fees) must be satisfactory to Buyer in its sole discretion. Seller shall create a separate legal parcel containing only the Property (the "Eagle Parcel") prior to closing and at the earliest possible date if requested by Buyer to enable Buyer to expeditiously comply and proceed with the requirements of any governmental authority to obtain any and all permits and approvals. Buyer shall pay all costs involved in obtaining any of the permits and approvals of this Subsection 4.3.

         4.4  TIME PERIODS.   Buyer shall have sixty (60) days from the
Effective Date (the "Feasibility Period") to satisfy or waive the contingencies set forth in Sections 4.1 and 4.2. Buyer shall have ONE HUNDRED TWENTY (120) DAYS (the "Contingency Period") from the end of the Feasibility Period to satisfy or waive the contingencies set forth in Sections 4.3, 4.5 and 4.6. If Buyer does not satisfy or waive the contingencies in writing by the applicable dates, or if Buyer notifies Seller in writing at any time prior to the end of the Contingency Period that it has decided not to pursue the project any further and that this Agreement is terminated, the Deposit, with interest, shall be refunded to Buyer and the Agreement shall terminate without further action and be of no further force or effect.

         If Buyer has satisfied or waived the contingencies set forth in Sections 4.1 and 4.2 and is diligently pursuing the applicable required approvals and permits set forth in Section 4.3, Buyer shall be allowed one (1) sixty (60) day extension of the Contingency Period. Notice of the exercising of the extension period shall be given at least ten (10) days prior to the end of the Contingency Period. During any such extension period, Buyer shall be charged interest at the rate of 8-1/2% per annum on the purchase price on a per diem basis until such time as Buyer notifies Seller that the contingencies in
Section 4.3 are satisfied or waived. In the event that Buyer closes its purchase of the Property pursuant to this Agreement, all of the accrued interest shall be added to the purchase price at closing. If the sale does not close for any reason other than Buyer's default, Buyer shall have no obligation to pay any of the accrued interest.

         4.5  SIGNS.   Seller and Buyer shall each be allowed to erect separate
pylon signs at the locations shown on Exhibit A (Seller's pylon at location A at the southeast corner of Outpad A and buyer's pylon at location B at the southwest corner of the property). If the applicable governing sign codes and ordinances prohibit two separate pylon signs fronting on Overland Road then Seller and Buyer shall share a single pylon to be located at location A on Outpad A. The maximum permitted sign face area (on each side) allowed by code and the total cost of the single pylon sign shall both be shared at 70% by Buyer and 30% by Seller. All other signs of Buyer and Seller shall be limited only to the applicable governing sign codes and ordinances.

         4.6  WAL-MART EASEMENT.   Buyer obtaining full reciprocal access
easements between the Property and the Wal-Mart development to the west of the Property. Such easements shall also be for the benefit of Outpad A.

         4.7  RECIPROCAL ACCESS EASEMENT AGREEMENT.   Buyer and Seller shall
enter into a reciprocal access easement agreement (the "R.E.A.") for the drive aisles along the east, west and north sides of Outpad A as shown on Exhibit A hereto. The R.E.A. shall be drafted, agreed to and executed during the first sixty (60) days of the Contingency Period and recorded at closing.

         4.8  ENVIRONMENTALLY CLEAN SITE.   Seller shall, at its own cost and
expense, provide Buyer with an environmentally clean site and obtain certifications and other approvals by and from the applicable local, state and federal agencies that the Property is an environmentally clean site, including but not limited to the removal of all underground storage tanks, pipelines, all contaminated soils and any other toxic or contaminated materials, wastes and other related items, governed by the Federal Environmental Protection Agency and the Idaho Department of Ecology enforced laws, regulations, statutes, ordinances and requirements. Prior to closing, Seller shall provide Buyer with either (a) a complete copy of a "No Further Action" letter pertaining to the Property from the Idaho Department of Ecology (the "DOE") or if applicable removal of the Property from any state or federal DOE - Toxics Cleanup Program C&SCS (Contaminated and Suspected Contaminated Sites) List (the "DOE List") or (b) a report from an independent, reputable, third party environmental engineering firm certifying, to the reasonable satisfaction of Buyer, that all levels of contaminants are below acceptable levels. If closing occurs based on (b) above, Seller covenants to take prompt affirmative action to obtain a "No Further Action" letter or cause the Property to be removed from the DOE List as soon as possible following closing. This condition must be satisfied prior to closing. If Seller is unable or unwilling to obtain such environmental assurances or reach a mutually satisfactory agreement with Buyer for Buyer's participation in obtaining such assurances, either party shall have the right to terminate this Agreement and the Deposit shall be returned to Buyer promptly thereafter.

         4.9  SELLER'S CONTINGENCY.   Seller's obligation to sell the Property
is subject to Seller being able to exercise its option to purchase the Property from FFCA on terms acceptable to Seller and acquiring title to the property shortly before closing.

    5.   CLOSING.

         5.1  TIME FOR CLOSING; TERMINATION DATE.   This sale shall be closed
in the office of the Closing Agent within six (6) months after all of Buyer's conditions precedent except Section 4.8 have been satisfied or waived by Buyer. During the six (6) months following Buyer's notification to Seller that all of its conditions precedent except Section 4.8 have been satisfied or waived, Seller shall discontinue its operations and dismantle and remove all of its property from the Property site as soon as possible. Thereafter, upon Seller's presentation to Buyer of an environmentally clean site and satisfaction of
Section 4.8, the sale shall be closed within fifteen (15) working days on a date mutually agreeable to Buyer and Seller. Buyer and Seller shall deposit in escrow with Closing Agent all instruments, documents and monies necessary to complete the sale in accordance with this Agreement. As used herein, "closing" or "date of closing" means the date on which all appropriate documents are recorded and proceeds of sale are available for disbursement to Seller. Funds held in reserve accounts pursuant to escrow instructions shall be deemed, for purposes of this definition, as available for disbursement to Seller.

         5.2  ACCEPTANCE OF EXCEPTIONS.   Neither Seller nor Buyer shall be
required to close, and the Deposit and all interest thereon shall be returned to Buyer, if any exception or item disapproved by Buyer as herein provided cannot be removed by the date of closing; provided, however, that Buyer may elect to waive any disapproved exceptions or items and close on the remaining terms. Notwithstanding the foregoing, Seller may remove any defect or encumbrance attaching by, through or under Seller after the Effective Date of this Agreement or may terminate the Agreement as provided in Section 3.3. Exceptions to be discharged by Seller may be paid out of the purchase price at closing.

         5.3  PRORATIONS; CLOSING COSTS.   Taxes and assessments for the
current year and utilities constituting liens shall be prorated as of the date of closing. Seller shall pay the premium for the title insurance policy, real estate excise, transfer and/or conveyance taxes, the cost of conveyance tax stamps, if any, and one-half of Closing Agent's escrow fee. Buyer shall pay the cost of recording the special warranty deed, and one-half of Closing Agent's escrow fee and the difference in the cost of the premium between standard owner's and extended coverage.

         5.4  POSSESSION.  Buyer shall be entitled to possession upon closing.

    6.   CONVEYANCE OF TITLE.   On closing, Seller shall execute and deliver to
Buyer a special warranty deed conveying good and marketable title to the Property free and clear of any defects or encumbrances except for the lien of real estate taxes for the current calendar year not yet due and payable, those defects or encumbrances appearing on the preliminary commitment for title insurance that are approved by Buyer (the "Permitted Exceptions"), and other encumbrances or defects approved by Buyer in writing.

    As soon as available after closing, Seller shall provide to Buyer a policy of title insurance pursuant to the preliminary commitment, dated as of the closing date and insuring Buyer in the amount of the purchase price against loss or damage by reason of defect in Buyer's title to the Property subject only to the printed exclusions and general exceptions appearing in the policy form; any Permitted Exceptions; the exceptions specified in the preliminary commitment which Buyer has not disapproved of as provided herein; and real property taxes and assessments that are not delinquent.

    7.   RISK OF LOSS; CONDEMNATION.   Risk of loss of or damage to the
Property shall be borne by Seller until the date of closing.  Thereafter, Buyer
shall bear the risk of loss.   In the event of material loss of or damage to the
Property prior to the date upon which Buyer assumes the risk, Buyer may terminate this Agreement by giving notice of such termination to Seller and Closing Agent, and such termination shall be effective and the Deposit and interest thereon shall be refunded ten (10) days thereafter; provided, however, that such termination shall not be effective if Seller agrees in writing within such ten (10) day period to restore the Property substantially to its present condition by the closing date.

    If the Property is or becomes the subject of a condemnation proceeding prior to closing, Buyer may, at its option, terminate this Agreement by giving notice of such termination to Seller, and upon such termination the Deposit and accrued interest shall be returned to Buyer and this Agreement shall be of no further force or effect; provided, however, that Buyer may elect to purchase the Property, in which case the total purchase price shall be reduced by the total of any condemnation award received by Seller. On closing, Seller shall assign to Buyer all of Seller's rights in and to any future condemnation awards or other proceeds payable or to become payable by reason of any taking. Seller agrees to notify Buyer of eminent domain proceedings within five (5) days after Seller learns thereof.

    8.   SELLER'S REPRESENTATIONS AND WARRANTIES.   In addition to other
representations herein, Seller represents and warrants to Buyer as of the date of closing that:

         8.1 Seller has full power and authority to execute this Agreement and perform Seller's obligations and duties hereunder;

         8.2 The Property at closing shall not be subject to any leases, tenancies or rights of persons in possession;

         8.3 To the best of Seller's knowledge neither the Property nor the sale of the Property violates any applicable statute, ordinance or regulation, nor any order of any court or any governmental authority or agency, pertaining to the Property or the use occupancy or condition thereof;

         8.4 To the best of Seller's knowledge Seller is unaware of any material defect in the Property;

         8.5 To the best of Seller's knowledge all persons and entities supplying labor, materials and equipment to the Property have been paid and there are no claims or liens;

         8.6 To the best of Seller's knowledge there are no currently due and payable assessments for public improvements against the Property and Seller is not aware of any local improvement district or other taxing authority having jurisdiction over the Property in the process of formation;

         8.7 To the best of Seller's knowledge the Property has legal access to all streets adjoining the Property;

         8.8 Seller at closing shall have good and marketable title to the Property;

         8.9 Seller is not a "foreign person" for purposes of Section 1445 of the Internal Revenue Code. Prior to closing, Seller shall execute and deliver to Closing Agent an affidavit in order to meet the Foreign Investment in Real Property Tax Act ("FIRPTA") requirements of I.R.C. # 1445; and

         8.10 Seller has not received notification of any kind from any agency suggesting that the Property is or may be targeted for a Superfund or similar type of cleanup. To the best of Seller's knowledge, neither the Property nor any portion thereof (i) is or has been used as a landfill or waste disposal site, and (ii) does not contain any underground storage tanks except those that will be removed pursuant to Section 4.8. Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all loss, damage, claims, penalties, liability, suits, costs and expenses (including, without limitation, reasonable attorneys' fees) and also including without limitation, costs of remedial action or cleanup, suffered or incurred by Buyer arising out of or related to any such use of the Property, or portion thereof, occurring prior to the conveyance to Buyer, about which Seller knew or reasonably should have known prior to Closing and did not disclose to Buyer.

    9.   BUYER'S AUTHORITY.   Buyer represents and warrants to Seller that at
the date of execution hereof and at the date of closing Buyer, and the person signing on behalf of Buyer, has full power and authority to execute this Agreement and to perform Buyer's obligations hereunder.

    10.  DEFAULT.   If Seller defaults hereunder, Buyer may seek specific
performance of this Agreement, damages or rescission and Buyer shall be entitled to return of the Deposit with accrued interest, on demand. If Buyer defaults, the Deposit and accrued interest shall be forfeited to Seller as liquidated damages and as Seller's sole and exclusive remedy and upon payment thereof to Seller, Buyer shall have no further obligations or liability hereunder except as provided in the last Sentence of Section 2. In any suit, action or appeal therefrom to enforce this Agreement or any term or provision hereof, or to interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred therein, including reasonable attorneys' fees.

    11.  NOTICES.   All notices, waivers, elections, approvals and demands
required or permitted to be given hereunder shall be in writing and shall be personally delivered (by overnight courier service or other means of personal service) or sent by United States certified mail, return receipt requested, to the addressee's mailing address set forth on the signature page:

 and, in the case of Buyer, a copy to: William N. Moloney
                                       5711 NE Tolo Rd.
                                       Bainbridge Island, WA  98110

 and, in the case of Seller, a copy to: Jeff Bell
                                       50 West 990 South
                                       Brigham City, UT 84302

Either party hereto may, by proper notice to the other, designate any other address for the giving of notice. Any notice shall be effective when personally delivered or, if mailed as provided herein, on the date of actual receipt.

    12.  GENERAL.   This is the entire agreement of Buyer and Seller with
respect to the matters covered hereby and supersedes all prior agreements between them, written or oral. This Agreement may be modified only in writing, signed by Buyer and Seller. Any waivers hereunder must be in writing. No waive of any right or remedy in the event of default hereunder shall constitute a waiver of such right or remedy in the event of any subsequent default. This Agreement is for the benefit only of the parties hereto and shall inure to the benefit of and bind the heirs, personal representatives, successors and assigns of the parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

    13.  SURVIVAL OF WARRANTIES.   The terms, covenants, representations and
warranties shall not merge in the deed of conveyance, but shall survive closing.

    14.  COMMISSIONS.   A real estate commission and/or broker's fee of two
percent (2%) each shall be payable by Seller at closing to White Leasure Development Company ("Broker") and to Consolidated Realty Group ("Broker").
Said commissions and/or broker's fees shall be as agreed upon between Seller and the Brokers. Seller shall hold Buyer harmless from any obligation for payment of any real estate commissions and/or broker's fees.

    15.  EXHIBITS.   Exhibits A, B and C attached hereto are incorporated
herein as if fully set forth.
                   Exhibit A - Site Plan of the Property and Outpad A Exhibit B - Legal Description of Seller's Entire Tract Exhibit C - Legal Description of the Property

    16.  EFFECTIVE DATE.   The later of the Buyer's signature date and the
Seller's signature date, set forth below, shall be the "Effective Date" of this Agreement.

                        BUYER:    EAGLE HARDWARE & GARDEN, INC.
                                  By: /s/ Richard T. Takata
                                     --------------------------------------
                                  Typed name:    Richard T. Takata
    October 17th, 1997            Its:           President and C.E.O.
--------------------------
    Buyer's signature date

                                  Address:       981 Powell Avenue S.W.
                                                 Renton, WA  98055


                        SELLER:   CFJ PROPERTIES, GENERAL PARTNERSHIP

                                  By: /s/ Barre G. Burgon
                                     --------------------------------------
                                  Typed name:    Barre G. Burgon
                                                 --------------------------
    October 20, 1997              Its:           Member of the Executive
---------------------------                      --------------------------
    Seller's signature date                      Committee
                                  Address:       50 West 990 South
                                                 Brigham City, UT  84302

                                     EXHIBIT "A"


                                     [SITE PLAN]

                    EXHIBIT B                             [STAMP]



A parcel of land lying in the SE 1/4 of Section 13, Township 3 North Range 1 East of the Boise Meridian, Boise, Ada County, Idaho, more particularly described as follows:

Commencing at the south 1/4 of Section 13, T.3N., R.1E., B.M., thence N 00 DEG. 15'43"E 485.00 feet along the west line of the SE 1/4 of Section 13 to a point;

Thence S 89 DEG. 29'09" E 224.85 to the REAL POINT OF BEGINNING of this description;

Thence N 00 DEG. 15'50" E 154.29 feet to a point on the southerly right-of-way of I-84;

Thence along a curve to the right 251.21 feet, said curve having a radius of 7,589.44 feet, a central angle of 01 DEG. 53'47", tangents of 125.61 feet, and a chord of 251.19 feet which bears S 57 DEG. 04'26" E to a point on a curve;

Thence S 33 DEG. 52'26" W 5.00 feet to a point on a curve;

Thence a long a curve to the right 14.99 feet, said curve having a radius of 7,584.44 feet, a central angel of 00 DEG. 06'48", tangents of 7.50 feet and a chord of 14.99 feet which bears S 56 DEG. 04'09" E to a point of tangency;

Thence S 56 DEG. 00'45" E 354.82 feet along said right-of-way to a point on the west line of Cates Subdivision;

Thence S 00 DEG. 15'35" W 781.07 feet along said west line to a point on the northerly right-of-way of Overland Road;

Thence N 89 DEG. 29'09" W 71.99 feet along said northerly right-of-way to a point;

Thence S 00 DEG. 15'50" W 130.42 feet along said northerly right-of-way to a point;

Thence S 52 DEG. 54'13" W 36.05 feet along said northerly right-of-way to a point;

Thence N 89 DEG. 29'09" W 299.35 feet along said northerly right-of-way to a point;

Thence N 00 DEG. 15'50" E 424.50 feet to a point;

Thence N 89 DEG. 29'09" W 290.75 feet to the REAL POINT OF BEGINNING of this description.

This parcel contains 632,098 square feet, (14.51 acres), more or less.

Michael E. Marks, No. 4998
                                        [SEAL]

                                     EXHIBIT "C"

                          LEGAL DESCRIPTION OF THE PROPERTY

                                         AND

                                      PARCEL MAP

(To be provided by Buyer upon completion of the ALTA/ACSM Class A survey as set forth in Section 3.2).



                                     EXHIBIT "C"